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                            BAKER & BOTTS, L.L.P.
                         885 Third Avenue, Suite 1900
                          New York, New York  10022


November 1, 1994


Lotus Development Corporation
55 Cambridge Parkway
Cambridge, Massachusetts  02142


Lotus Development Corporation
Shares of Common Stock, $.01 Par Value


Dear Sirs:

  We have acted as counsel to Lotus Development Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1993, as amended, of 1,423,734 shares (the "Shares") of Common Stock, $.01 par value, of the Company for sale by certain Selling Shareholders named in the Registration Statement on Form S-3, as amended, relating to the Shares (the "Selling Shareholders"). The Shares were issued to the Selling Shareholders by the Company pursuant to the Agreement and Plan of Reorganization dated as of May 23, 1994 (the "Merger Agreement"), among the Company, LDC VIII Acquisition Corporation, a wholly-owned subsidiary of the Company, certain Selling Shareholders and Iris Associates, Inc., a Delaware corporation ("Iris"), in exchange for shares of common stock of Iris held of record by the Selling Shareholders immediately prior to the closing thereunder.

  In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

  Based upon the foregoing, we are of the opinion as follows:

1. The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

2.  The issuance of the Shares by the Company to the Selling
Shareholders pursuant to the Merger Agreement was duly authorized by all requisite corporate action on behalf of the Company, and the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

  We are admitted to the Bar of the State of New York and we express no opinion as to laws of any other jurisdiction other than the Delaware General Corporation Law.

  We hereby consent to the inclusion of this opinion as Exhibit 5 to Amendment No. 4 to the Registration Statement on Form S-3 being filed with respect to the Shares by the Company.


                               Very truly yours,

                               /s/ Baker & Botts, L.L.P.